Exhibit 10.3

{Letterhead}

June 28, 2010

Name

Dear ____________,

This letter is to document our agreement today concerning the consideration ProUroCare Medical Inc. (the “Company”) will provide to you regarding the extension of your guaranty of our $1,000,000 Crown Bank loans (the “Crown Loans”).

As consideration for your guaranty commencing June 28, 2010 through March 28, 2011 (unless earlier repaid) of the Crown Loans, the Company agrees to provide compensation to you according to the compensation formula below.  The formula is the same formula that has been used for your existing guarantees since March 1, 2009. The amount of compensation to be provided will be determined by the compensation formulas applied to the amount of your Crown Bank guaranty commitment.  A reduction in the principal amount outstanding will result in a reduction of the amount of compensation, as provided in the compensation formula.   The stock consideration earned under this formula and will be issued to you on the earlier of the date that your obligations under the Crown guaranty commitment is terminated, or March 28, 2011.

Stock compensation formula:
(amount of guarantee commitment)  multiplied by  (the fraction of the year the commitment is outstanding) multiplied by  (10%)  divided by  ($0.75)

Minimum compensation:  six months’ compensation per the above formula.

If for any reason the guarantee obligations are terminated or not fulfilled, any compensation shares or warrants issued but unearned according to the attached compensation will be cancelled on a pro rata basis.

Thank you for your support!

Sincerely,

Richard C. Carlson
Chief Executive Officer

If you agree to the above terms, please sign and date below, and fax it back to 952-698-4499.

Signature

Date